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                                                                    EXHIBIT 23.2


INDEPENDENT ACCOUNTANTS' AWARENESS LETTER

Ameritrade Holding Corporation
Omaha, Nebraska


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Ameritrade Holding Corporation and subsidiaries for the three month periods ended December 31, 2000 and 1999, as indicated in our report dated February 8, 2001; because we do not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended December 31, 2000, is being incorporated by reference in this Registration Statement on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP


April 30, 2001
Omaha, Nebraska